Exhibit 4.1
CNB FINANCIAL CORPORATION
DESCRIPTION OF COMMON STOCK

The following description is a general summary of the terms of our common stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation (the “Charter”) and Second Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is part of. The description below does not contain all of the information that you might find useful or that might be important to you. You should refer to the provisions of our Charter and Bylaws because they, and not the summaries, define the rights of holders of shares of our common stock.

General

Our Charter authorizes us to issue 50,000,000 shares of stock, no par value. As of March 3, 2020, there were 15,397,117 shares of common stock issued and outstanding and there were no outstanding options exercisable for shares of our common stock.

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors. Subject to certain exceptions, whenever any corporate action is to be taken by a vote of the shareholders, it will be authorized by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Directors receiving the highest number of votes shall be elected.

Liquidation Rights

The holders of our common stock, together with the holders of any class or series of stock entitled to participate with the holders of our common stock in the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will be entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment to, the holders of any class of stock having preference over the common stock in the event of a liquidation, dissolution or winding-up the full preferential amounts to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. We may not pay dividends or other distributions unless we have paid, declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered, or issuable upon conversion, exchange or exercise of any convertible securities, will, when issued, be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

Certain Important Charter Provisions

Our Bylaws provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered terms. Any amendment to our Bylaws must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class. Additionally, our Charter provides that the affirmative vote of at least 66% of the outstanding shares of each class entitled to vote is required to effect business combinations.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our Charter and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Charter and Bylaws. If you would like to read our Charter and Bylaws, copies are filed as exhibits to this Annual Report on Form 10-K.

NASDAQ Stock Market Listing

Our common stock is traded on the NASDAQ Stock Market under the symbol “CCNE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

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